EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	Marc Musgrove
	Investor Relations	Public Relations
	shudson@micron.com	mmusgrove@micron.com
	(208) 492-1205	(208) 363-2405

Micron Appoints Sumit Sadana as EVP and Chief Business Officer
BOISE, Idaho (June 22, 2017) - Micron Technology, Inc., (Nasdaq: MU) today announced that the company has appointed Sumit Sadana as executive vice president and chief business officer. His addition to the executive team will accelerate the company’s ability to execute on its strategic goals.
In this role, all four business units of the company will report to Sadana. In addition, he will have responsibility for driving corporate strategy and business development for the company. He will report to Sanjay Mehrotra, Micron’s president and CEO.
Sadana has 26 years of experience in the semiconductor industry, including executive roles at IBM and Freescale Semiconductor, and served most recently as executive vice president, chief strategy officer and general manager, Enterprise Solutions at SanDisk.
The new integrated business and strategy organization aims to provide an agile structure to anticipate future customer demands and position the company for success.
“Sumit is a seasoned business leader who brings an exceptional track record of growing revenue and improving operating performance at leading technology companies,” said Sanjay Mehrotra, president and CEO of Micron Technology. “We are excited to welcome Sumit to the leadership team, and look forward to his immediate contributions.”
Sadana holds a master’s degree in electrical engineering from Stanford University. He serves on the boards of Silicon Laboratories (NASDAQ: SLAB) and the Second Harvest Food Bank.
Additional career information on Sumit Sadana is available at http://www.micron.com/media.

Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial®, Lexar® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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